Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Amendment No. 1 to the Registration Statement on Form S-4 (this “Registration Statement”) of our report dated March 14, 2011, with respect to (i) the consolidated financial statements of Danvers Bancorp, Inc. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2010, which report is incorporated by reference in this Registration Statement, and to the reference of our firm under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

April 1, 2011